Exhibit 99.1

Mill City Ventures III, Ltd. adds Lyle Berman as Board Member

WAYZATA, Minn., Jan. 20, 2016 /PRNewswire/ -- Mill City Ventures III, Ltd. (“Mill City”) today announced that Lyle Berman, board member of Golden Entertainment (“Golden”) and founder, former chairman and Chief Executive Officer of Grand Casinos, Inc., was appointed to the company’s board of directors, returning the board’s size to five.

“Lyle will provide Mill City with incredible resources in his vast business experience in gaming ventures, retail sales, food and beverage and many other industries,” said Mill City Chief Executive Douglas M. Polinsky. “He is a tremendous addition to complement our current slate of experienced and valued board members.”

Since August 2015 Mr. Berman has served on the Board of Directors of Golden Entertainment, Inc. He also provides consulting services to the Chief Executive Officer of Golden. Previously, he was the Chairman of the Board and Chief Executive Officer of Lakes Entertainment, Inc. (“Lakes”, the predecessor of Golden) since June 1998 and Chairman of the Board of Directors of Grand Casinos, Inc. (the predecessor to Lakes) from October 1991 through December 1998.

Mr. Berman has also served as the Executive Chairman of the Board of WPT Enterprises, Inc. (now known as Emerald Oil, Inc.) from its inception in February 2002 until July 2013. Mr. Berman was also Chairman of the Board of PokerTek, Inc. from January 2005 until October 2011. Mr. Berman also served as Chief Executive Officer of Rainforest Café, Inc. from February 1993 until December 2000.

We believe Mr. Berman’s qualifications to sit on our Board of Directors include: his over 30 years in retail, gaming and many other industries; his extensive executive experience running large national companies, and his particular strengths in strategic operations; and his extensive public company experience.

He is a 1964 graduate of the University of Minnesota in business administration.

About Mill City Ventures III, Ltd.

Mill City Ventures III, Ltd. is a business development company (BDC). The Company invests in or lends to private and small-capitalization public companies and makes managerial assistance available to such companies. It intends to invest capital in portfolio companies for purposes of financing acquisitions, organic growth, recapitalizations, buyouts and working capital.

Additional information is available at www.sec.gov or www.millcityventures3.com.

Disclaimer:

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect MCV's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in "Risk Factors" set forth in MCV's most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission ("SEC"), and subsequent filings with the SEC. Please refer to MCV's SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in private, micro- and small-cap companies. Except as required by the federal securities laws, MCV undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to MCV's website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.